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                                                                     EXHIBIT 1.2

                         AMENDMENT OF TRUST CONDITIONS
                         STICHTING ING AANDELEN
                         Deed dated 23 June 2003
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                                                                             -1-

Stamp of the
Royal Netherlands
Society of Notaries

AMENDMENT OF TRUST CONDITIONS                             PD/PJ/694362/34488.wij
STICHTING ADMINISTRATIEKANTOOR ING GROEP                                23-06-03
                                                                       3 (21706)

This day, the twenty-third of June, two thousand and three, there appeared before me, Peter Jakob Dortmond, civil-law notary practising in Amsterdam:
Robert Michel FISCHMANN, residing at Hectorstraat 47 II, Amsterdam (postcode 1076 PP), born in Eindhoven on the sixth of August, nineteen hundred and sixty-eight, unmarried and with no registered partner, holder of Netherlands driving licence no. 3159334326, acting for the purposes of this deed as holder of a written power of attorney granted by the foundation referred to below.

The appearer declared:

- that the Executive Committee of STICHTING ING AANDELEN (formerly named Stichting Administratiekantoor ING Groep), a foundation with its registered office in Amsterdam and its principal place of business at Amstelveenseweg 500, Amsterdam (postcode 1081 KL), and entered in the Trade Register under no. 41156637 (the `foundation'), had resolved on the third of December, two thousand and two, to amend the trust conditions under which the foundation is willing to take shares in the capital of the aforementioned company[A1] into administration and to issue depositary receipts in exchange;

- that the Executive Committee of the foundation had authorised the [A2]grantor of the power of attorney to execute the deed of amendment of the trust conditions;

- that these resolutions were evidenced by a copy of an extract from the minutes of the relevant meeting, which will be attached to this deed;

- that Euronext Amsterdam N.V. and the Executive Board and Supervisory Board of ING Groep N.V. had given the requisite approval for the present amendment to the trust conditions, as evidenced by a declaration and by minutes of the meetings, respectively, copies of which will be attached to this deed.

In implementation of the aforementioned resolutions, the appearer declared that he amended the trust conditions of the foundation such that the full text would read as follows:

Object

Article 1.

1. Pursuant to its Constitution, the object of Stichting ING Aandelen (the `trust office'), a foundation with its registered office in Amsterdam, is:

         a) to foster the interests of the holders of depositary receipts for shares (hereinafter referred to as `depositary receipt holders') in the capital of ING Groep N.V., a public limited company with its registered office in Amsterdam (hereinafter referred to as the `company'), while having regard

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                                                                             -2-

                  for the interests of (i) the company itself, (ii) the enterprises carried on by the company and companies associated with it in a group and (iii) all other stakeholders in the company, such that all those interests are balanced and safeguarded as effectively as possible;

         b) to acquire and administer for the purposes of management, issuing exchangeable depositary receipts (hereinafter referred to as `depositary receipts') in their place, registered shares in the capital of the company and any bonus shares which may be distributed thereon or shares acquired as stock dividend or by the exercise of subscription rights, to exercise voting rights and all other rights attaching to the shares, to exercise subscription rights and to receive dividends and other distributions, including proceeds of liquidation, subject to the obligation to distribute the income to the holders of depositary receipts for shares of the relevant class, save that depositary receipts shall be issued for bonus shares, shares acquired as stock dividend and shares acquired on behalf of depositary receipt holders by virtue of the exercise of subscription rights;

         c) to foster the exchange of information between the company on the one hand and the depositary receipt holders and shareholders in the company on the other;

         d) to promote and organise the solicitation of proxies of shareholders other than the foundation itself and of specific proxies and/or voting instructions of depositary receipt holders;

                  and further to engage in any activity which may be related to the foregoing in the widest sense, whereby all activities which entail commercial risk shall be excluded from the foundation's object.

2. The foundation may take into administration ordinary shares, A preference shares and, irrespective of the series, B preference shares in the capital of ING Groep N.V., a public limited liability company with its registered office in Amsterdam, (the `company'), issuing in exchange for each share of any class a depositary receipt for a share of the same class, in the case of depositary receipts for ordinary shares with a nominal value of twenty-four euro cents (EUR 0.24) and in the case of depositary receipts for A preference shares and B preference shares, irrespective of the series, with a nominal value of one euro and twenty cents (EUR 1.20).

3. Unless expressly stated otherwise, the terms `shares', `depositary receipts' and `depositary receipt holders' shall denote all classes of shares referred to in the preceding paragraph, whereby each series of B preference shares shall count as a separate class, depositary receipts for all those classes of shares and the holders of depositary receipts for all those classes of shares, respectively. Unless expressly stated otherwise, the term `preference shares' shall mean both the A preference shares and the B preference shares, irrespective of the series.

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                                                                             -3-

Bearer depositary receipts

Article 2.

1. The depositary receipts shall be made out to bearer and shall be embodied in a single depositary receipt for each class of shares for which they have been issued, hereinafter referred to as a `global depositary receipt'. The global depositary receipt may include a stipulation as referred to in Section 36, subsection 5, of the Securities Giro Transfer Act (hereinafter referred to as `WGE').

2. The global depositary receipts referred to in paragraph 1 of this article shall be placed in custody by the foundation on behalf of the depositary receipt holders with Nederlands Centraal Instituut voor Giraal Effectenverkeer (hereinafter referred to as `Necigef'), the `central institution' within the meaning of the WGE, in exchange for which each depositary receipt holder shall be credited, on a pro rata basis relative to his entitlement as a participant, in the collective deposit of depositary receipts for the relevant class of shares which is maintained by an affiliated institution within the meaning of the WGE.

3. Each depositary receipt holder shall be required to nominate an affiliated institution as referred to in paragraph 2 of this article, through which the global depositary receipts referred to in paragraph 1 of this article are to be held in custody on his behalf.

4. Return of the global depositary receipts referred to in paragraph 1 of this article to a party other than the foundation shall not be permitted without the foundation's consent.

5. Management of the global depositary receipts shall be irrevocably assigned to Necigef by the holder(s) and Necigef shall be irrevocably authorised to perform any necessary act on behalf of the holder(s) in respect of the relevant depositary receipts, including acceptance and transfer, and to cooperate in making additions to and deletions from the relevant global depositary receipt in accordance with the provisions of the WGE.

6. For the purposes of exercise of rights attaching to a depositary receipt and without prejudice to the provisions of Article 12, the foundation shall consider as the depositary receipt holder the person named in a written statement by an affiliated institution to the effect that the person named in the statement was a participant in the relevant collective stock deposit in respect of the stated number of depositary receipts on the date stipulated by the foundation.

7. Both a usufruct and a pledge may be established on depositary receipts. If no agreement is made with the foundation concerning the voting rights and rights to attend meetings attaching to the depositary receipts at the time of establishment of the usufruct or pledge, those rights shall vest in the depositary receipt holder.

8. In special cases the Executive Committee of the foundation may resolve, with the approval of Necigef and the Executive Board of the company, that the bearer depositary receipts shall be embodied in an instrument other than the global depositary receipt referred to in paragraph 1 of this article.

9. The respective global depositary receipts shall be signed by the foundation, which may apply the signature in facsimile.

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                                                                             -4-

10. The civil-law notaries associated now and in the future with the firm of De Brauw Blackstone Westbroek N.V., Amsterdam, or their successors shall be designated as third parties within the meaning of Appendix II of the Listing and Issuing Rules of Euronext Amsterdam N.V., each of whom shall be authorised to act individually. The third party shall assume no liability other than that devolving upon the third party under the trust conditions. The foundation and the company may, if either party expresses the wish to do so, designate one or more other persons as third parties instead of the persons referred to in the preceding paragraph and shall announce that fact immediately in the manner prescribed in Article 6.

Issue of depositary receipts.

Article 3.

1. The relevant share, unencumbered by any limited right and free of any attachment, shall be transferred to and registered in the name of the foundation before a depositary receipt is issued. A person who transfers a share in the company to the foundation shall be liable to the foundation for any loss sustained by the foundation if it transpires that he was not entitled or was not fully entitled to effect such a transfer.

2. The shares taken into administration, for which no certificates shall be issued, shall be evidenced by an entry in the company's share register. The entry in the company's share register shall be in the name of the foundation, with an annotation that the shares shall be at the disposal of no party other than the foundation acting jointly with the third party referred to in Article 2. The company shall provide that third party with written notification of such entry and annotation.

Exercise of voting rights.

Article 4.

1. Even if he is also a shareholder, a depositary receipt holder who has given notice, in the manner prescribed by the company's Articles of Association, of his intention to attend the General Meeting of Shareholders of the company shall be granted power of attorney by the foundation to exercise voting rights at the meeting on shares for which the depositary receipt holder in question holds the depositary receipts.

2. A depository receipt holder may assign to another person the power of attorney granted pursuant to paragraph 1, provided he notifies the foundation of his intention to do so before the start of the General Meeting of Shareholders within a period to be determined by the foundation.

3. The foundation shall not exercise voting rights on shares in respect of which a power of attorney has been granted to a depositary receipt holder if the depositary receipt holder to whom the power of attorney has been granted is present or represented at the General Meeting of Shareholders of the company.

4. Depositary receipt holders may issue instructions to the foundation, in respect of each General Meeting of Shareholders of the company, as to the way in which the foundation is to exercise voting rights at the General Meeting of Shareholders in respect of the shares for which the depositary receipt holder concerned holds the depositary receipts, and the foundation shall comply with such instructions.

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5.       The foundation shall not be liable for the voting behaviour of a depositary receipt holder or the consequences thereof, nor for the casting of a vote in accordance with a voting instruction which has been issued or the consequences thereof.

6. The foundation shall announce, by means of an advertisement as provided in Article 6, the date (i)(1) by which written voting instructions to the foundation are to be submitted and (ii) by which a power of attorney in respect of voting may be assigned to a third party in the manner stipulated in paragraph 2 of this article.

7. Save as provided above in this article, the foundation shall exercise the voting rights attaching to the shares in accordance with its object pursuant to its Constitution.

8. The foundation may in principle determine the way in which it votes in accordance with the provisions of paragraph 7 without consulting depositary receipt holders.

9. If a change is proposed to the rights attaching to the shares which have been taken into administration, the foundation shall notify the depositary receipt holders by means of an advertisement, if possible at least fourteen days in advance, whether it intends to exercise the voting rights, but shall not be obliged to indicate the way in which it intends to vote.

Distributions.

Article 5.

1. The foundation shall collect from the company all dividends and other distributions on the shares which it holds for the purposes of management and shall make a corresponding dividend or distribution payable on the depositary receipts for the relevant class of shares within one week of receipt.

2. Payment of dividends and other distributions, partial redemption of depositary receipts on and preparation and exchange of depositary receipts and all other actions shall be effected at an address in Amsterdam to be announced by means of an advertisement. The relevant facility shall be open between the hours of nine o'clock and noon on all business days except Saturdays and at such other times as the foundation shall determine.

3. Distributions to the holders of ordinary shares by the company in the form of bonus shares, writing-up of shares, stock dividends and the like shall as far as possible be made available by the foundation to the holders of depositary receipts for ordinary shares in the form of depositary receipts for shares of the relevant class or by writing up the depositary receipts for shares of the relevant class. Distributions to the holders of preference shares by the company in the form of bonus shares, writing-up of shares, stock dividends and the like shall as far as possible be made available by the foundation to the holders of depositary receipts for preference shares in the form of depositary receipts for shares of the relevant class or by writing up the depositary receipts for shares of the relevant class.

------------
(1) Translator's Note: in the interests of clarity, the numbering has been made sequential here by the translator. The original Dutch source document states literally: ` . . . the date by which written voting instructions to the foundation are to be submitted and (ii) by which a power of attorney . . '.

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4.       If pre-emptive rights to issues of new shares by the company are granted to the holders of shares of one or more particular classes, the foundation shall give the holders of depositary receipts for shares of the relevant class(es) an opportunity to exercise pre-emptive rights to depositary receipts on the same basis.

5. If there is a choice between a distribution in cash and a distribution in other securities, the foundation shall announce this in advance by advertisement and shall as far as possible give each holder of depositary receipts for shares of the relevant class an opportunity to indicate their choice up to the fourth day before the date on which the foundation is required to state its choice.

6. If the wishes of the depositary receipt holders concerned have not been communicated to the foundation by the fourth day before the date on which the foundation is required to state its choice, the foundation shall make the choice as it sees fit, in the interests of the depositary receipt holders concerned.

7. Save where a shorter period of limitation or forfeiture is prescribed by law, the claims of depositary receipt holders to payment of dividends and other distributions shall lapse after five years.

Notices.

Article 6.

All notices, announcements and communications to depositary receipt holders shall be given by advertisement in a national daily newspaper and in the Official List of Euronext or an official publication substituted for it pursuant to a resolution of Euronext Amsterdam N.V.

Costs.

Article 7.

1. All costs arising out of these conditions, with the exception of those referred to in Article 10, shall be borne by the company.

2. The foundation shall not charge depositary receipt holders fees for exchanging original shares for depositary receipts, management fees or other fees, except in the cases referred to in Article 10.

3. The dividends and other distributions collected by the foundation shall be paid to depositary receipt holders by the foundation without deduction of commission or expenses.

4. The foundation shall be free to recover from the holders of depositary receipts for shares of the relevant class all charges, taxes and expenses of any kind incurred by the foundation as holder of the original shares by virtue of their possession or with respect to the income received therefrom.

Replacement of global depositary receipts.

Article 8.

1. Lost, missing or damaged global depositary receipts may be replaced by the foundation with new global depositary receipts at such time, subject to such conditions and guarantees and after publication of such notices as the foundation shall determine. With the issue of a new global depositary receipt, the old global depositary receipt shall be valueless. The foundation shall in no circumstances be held liable for any loss sustained by holders of depositary receipts if it

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                                                                             -7-

         subsequently transpires that, despite the conditions imposed and guarantees required in that regard, a new global depositary receipt has been issued in error.

2. The cost of printing and management of the respective global depositary receipts shall be borne by the company.

Exchange.

Article 9.

1. With due observance of the provisions of Articles 8a., 8b. and 9 of the Articles of Association of the company, if and for as long as those articles are in force, holders of depositary receipts may reclaim shares of the relevant class to the same aggregate nominal value as the depositary receipts they exchange.

2. The shares shall be delivered in exchange for the depositary receipts with the minimum delay by (a) transferring the shares to the shareholder by deed, (b) removing the relevant depositary receipts from the global depositary receipt of the relevant class and (c) by the affiliated institution concerned making a corresponding debit entry in its collective stock deposit, which acts shall form an indivisible whole.

Article 10.

A person presenting depositary receipts for exchange for shares as referred to in Article 9 shall be charged a fee by the foundation of one euro cent (EUR 0.01) per depositary receipt, with a minimum of twenty-five euros (EUR 25) per exchange transaction.

Temporary suspension of printing and exchange of depositary receipts.

Article 11.

If necessary due to special circumstances and after announcement in the manner prescribed in Article 6, the foundation may, with the prior approval of Euronext Amsterdam N.V., temporarily suspend the facilities for printing or exchanging depositary receipts.

Consultation of depositary receipt holders.

Article 12.

1. The foundation may, but only if and when it considers it necessary or desirable, consult depositary receipt holders or holders of depositary receipts for shares of a particular class, subject to such conditions as it may determine, with due observance of these trust conditions.

2. Meetings of depositary receipt holders shall be convened in the manner prescribed in Article 6. The advertisement shall state the items on the agenda and the contents of all documents with which the depositary receipt holders need to be familiar in considering the items on the agenda or shall state that those documents are available free of charge in Amsterdam, and, if the foundation considers it desirable, in one or more other places. Copies of the aforementioned documents shall be deposited with Euronext Amsterdam N.V. Notice of the meeting shall be given and the documents shall be made available and deposited not later than the fifteenth day before the date of the meeting.

3. Provided the requirements set out below in this paragraph are fulfilled, each depositary receipt holder shall be entitled to attend, address and vote at the meeting of depositary receipt holders, either in person or represented by a proxy appointed in writing. For the purposes of determining the rights of bearer

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         depositary receipt holders to attend and vote at meetings, the foundation shall consider as a depositary receipt holder a person named in a written statement by an affiliated institution to the effect that the number of bearer depositary receipts referred to in the statement are part of its collective stock deposit and that the person named in the statement is a participant in its collective stock deposit in respect of the stated number of bearer depositary receipts and will remain so until after the meeting, provided the relevant statement is deposited with the foundation or at one or more other places to be determined by the Executive Committee - one of which shall be in Amsterdam - not later than three days before the date of the meeting. The notice of meeting shall stipulate the place where and the latest date by which the statement by the affiliated institution is to be deposited, which date shall not be earlier than the seventh day before the date of the meeting; the notice of meeting shall include this information in all cases.

4. A depositary receipt holder may cast as many votes at a meeting of depositary receipt holders as the whole number of times the aggregate nominal amount of the shares for which he holds depositary receipts can be divided by twenty-four euro cents (EUR 0.24).

5. The provisions of paragraphs 2 and 3 of this article shall apply mutatis mutandis to meetings of holders of depositary receipts for a particular class of shares, save that the holders of depositary receipts for other classes of shares need not be notified of such meetings and shall not be admitted to them.

6. For the purposes of application of the provisions of the preceding paragraphs of this article, the foundation may determine that rights to attend and vote at meetings shall be vested in those in whom such rights are vested at a time specified in the notice convening the meeting of depositary receipt holders, irrespective of the owner of the depositary receipts at the time of the meeting of depositary receipt holders. In that case, the affiliated institution shall not be required to certify that the depositary receipt holder will continue to be a participant in its collective stock deposit until after the meeting. The aforementioned date shall not be earlier than the seventh day before the date of the meeting.

Amendment of trust conditions.

Article 13.

1. Provided that due notice is given by the foundation, the trust conditions may be amended. If amendments are made to the trust conditions which diminish the rights or collateral of holders of depositary receipts or impose obligations on depositary receipt holders, an opportunity shall be provided for the depositary receipt holders, for a period of at least three months from the date of the announcement of the amendment, to exchange their depositary receipts free of charge, with due observance of the provisions of Articles 8a., 8b. and 9 of the Articles of Association of the company, if and for as long as those articles are in force. Such amendments shall not take effect for three months from the date of the announcement. Depositary receipt holders shall not be entitled to exchange their depositary receipts free of charge in the case of amendments which are

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         necessary or desirable as a consequence of changes affecting the shares which have been taken into administration.

2. Amendments to the trust conditions shall not take effect until approved by Euronext Amsterdam N.V. and the Executive Board of the company.

Termination of administration by the foundation.

Article 14.

1. If the foundation is wound up or wishes to terminate its function under these Trust Conditions(2) or if the company wishes to terminate the foundation's function, the company shall, in consultation with the foundation and with the approval of the meeting of depositary receipt holders, appoint a successor to which the administration can be transferred. If such consultation is unsuccessful or if the required approval of the meeting of depositary receipt holders is not obtained, the most diligent party may apply to Euronext Amsterdam N.V. for a decision on this matter, which shall be binding on all the parties. The successor shall assume all obligations under the trust conditions. The appointment of a successor shall take effect two months after announcement in the manner prescribed in Article 6.

2. Within the period stated in the preceding paragraph, the foundation shall transfer into the name of the successor the shares which it has in administration. This shall be arranged by the foundation with the institutions affiliated to Necigef. Upon transfer of the administration, holders of depositary receipts shall be able if they wish, for a period of two months after announcement of the transfer, to exchange their depositary receipts free of charge for the same nominal amount of shares of the same class as the depositary receipts which they hold, with due observance of the provisions of Articles 8a. and 8b. of the of Articles of Association of the company, if and for as long as those articles are in force.

3. The administration shall only be terminated with the approval of the company.

4. Notification of termination or transfer of the administration shall be given in the manner prescribed in Article 6. Upon termination of the administration, depositary receipts shall be exchanged free of charge for the same nominal amount of shares of the relevant class, with due observance of the provisions of Articles 8a. and 8b. of the of Articles of Association of the company, if and for as long as those articles are in force.

 5. Upon termination of the administration, a period of at least two years from the date of notification shall be stipulated within which depositary receipts may be exchanged for shares in the manner described above. These trust conditions shall remain in force during that period, subject to any amendments as referred to in Article 13 and except that, save as provided in paragraph 7, the issue of depositary receipts shall be discontinued in that case.

6. Upon expiry of the period referred to in the preceding paragraph, the foundation shall be entitled, after consulting Euronext Amsterdam N.V. and issuing an announcement in the manner prescribed in Article 6, either to transfer the shares still in administration to a third party at the expense and risk of the holders of the

----------
(2) Translator's Note: in the interests of clarity, a reference to `Trust Conditions' as been inserted here by the translator. The original Dutch source document states literally: ` . . . under this agreement . . . '.

         depositary receipts then still in issue or to sell them and to keep the proceeds available for holders of the depositary receipts then still in issue.

7. For two months after the notification referred to in paragraph 4, it shall continue to be possible to add depositary receipts to the relevant global depositary receipt as referred to Article 2, provided that the foundation is informed, not later than the fourth day after the date of the announcement in the Official List of Euronext Amsterdam N.V., of the number of shares to be presented for which depositary receipts are to be printed and provided it can be demonstrated that the shares were acquired on or before the date of the announcement referred to in paragraph 4.

8. No charge shall be made to the depositary receipt holders for exchanges as referred to above.

Report.

Article 15.

Immediately on publication of the annual accounts and annual report of the Executive Board of the company, the foundation shall present a report to the depositary receipt holders on its activities during the year under review, stating the number or nominal value of the securities taken into administration. If the report is not included in the company's annual report, it shall be made available free of charge to the depositary receipt holders in Amsterdam, which shall be announced by advertisement.

Applicable law. Competent court.

Article 16.

1. The legal relationship between depositary receipt holders or former depositary receipt holders on the one hand and the foundation and/or the third party referred to in Article 2 on the other shall be the governed in its entirety by the laws of the Netherlands.

2. Any disputes arising in connection with or as a consequence of the trust conditions shall be brought in the first instance before the competent court in Amsterdam.

Subjection to trust conditions.

Article 17.

By offering shares for exchange for depositary receipts, those by whom or on whose behalf such shares are offered and those who subsequently acquire depositary receipts shall be bound by the provisions of these trust conditions and any subsequent amendments thereto.

Exclusion of liability.

Article 18.

The foundation shall not be liable for loss or damage sustained as a consequence of any action relating to the administration, nor for individuals or institutions whose services it has employed in good faith.

Article 19.

Copies of the trust conditions shall be available free of charge from the foundation and at a place in Amsterdam to be announced in the manner prescribed in Article 6 and shall be laid open to inspection by depositary receipt holders there and at the office of the third party referred to Article 2.

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CF certificates

Article 20.

1. Bearer depositary receipts for which certificates have been issued in the form of a body with a dividend sheet not consisting of separate dividend coupons and a talon (CF certificates) and which are in the possession of a party other than Necigef may be exchanged for bearer depositary receipts which are embodied in the global depositary receipt referred to in Article 2.

2. The foundation shall be entitled to charge a fee for exchanges as referred to above.

3. The holder of a bearer depositary receipt in the form of a CF certificate which is in the possession of a party other than Necigef may not exercise any of the rights attaching to that depositary receipt with respect to the foundation until the exchange referred to in this paragraph has taken place.

                                  CERTIFICATE
                             STICHTING ING AANDELEN
                               Dated 21 July 2003

Stamp of the
Royal Netherlands
Society of Notaries

                                                          KH/MC/694362/21973.cer

CERTIFICATE

The undersigned, Peter Jakob Dortmond, civil-law notary practising in Amsterdam, hereby certifies:

- that the Constitution of STICHTING ING AANDELEN, having its registered office in Amsterdam (the `Foundation'), were amended by deed executed in my presence on 23 June 2003;

- that a copy of the Constitution as it reads after that amendment is attached to this certificate.

The undersigned is not aware of any facts or circumstances which would lead to the conclusion that the Constitution of the Foundation has been amended since 23 June 2003.

Amsterdam, 21 July 2003

Seal of                                             signature
P.J. Dortmond                                      (illegible)
Civil-Law Notary
Amsterdam

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CONSTITUTION OF                                           MV/MC/694362/21728.dlt
STICHTING ING AANDELEN

having its registered office in Amsterdam, as formulated following the execution of a deed of amendment on 23 June 2003 in the presence of P.J. Dortmond, civil-law notary practising in Amsterdam.

Name.

Article 1.

The name of the foundation is Stichting ING Aandelen.

Registered office.

Article 2.

The foundation has its registered office in Amsterdam.

Object.

Article 3.

The object of the foundation is:

a) to foster the interests of the holders of depositary receipts for shares (hereinafter referred to as `depositary receipt holders') in the capital of ING Groep N.V., a public limited company with its registered office in Amsterdam (hereinafter referred to as the `company'), while having regard for the interests of (i) the company itself, (ii) the enterprises carried on by the company and companies associated with it in a group and (iii) all other stakeholders in the company, such that all those interests are balanced and safeguarded as effectively as possible;

b) to acquire and administer for the purposes of management, issuing exchangeable depositary receipts (hereinafter referred to as `depositary receipts') in their place, registered shares in the capital of the company and any bonus shares which may be distributed thereon or shares acquired as stock dividend or by the exercise of subscription rights, to exercise voting rights and all other rights attaching to the shares, to exercise subscription rights and to receive dividends and other distributions, including proceeds of liquidation, subject to the obligation to distribute the income to the holders of depositary receipts for shares of the relevant class, save that depositary receipts shall be issued for bonus shares, shares acquired as stock dividend and shares acquired on behalf of depositary receipt holders by virtue of the exercise of subscription rights;

c) to foster the exchange of information between the company on the one hand and the depositary receipt holders and shareholders in the company on the other;

d) to promote and organise the solicitation of proxies of shareholders other than the foundation itself and of specific proxies and/or voting instructions of depositary receipt holders;

and further to engage in any activity which may be related to the foregoing in the widest sense, whereby all activities which entail commercial risk shall be excluded from the foundation's object.

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Exercise of voting and other rights.

Article 4.

1. Save as provided in paragraph 2 and without prejudice to the provisions of paragraph 3, the foundation shall exercise the rights attaching to the shares in accordance with the object stipulated in its Constitution.

2. Provided the other requirements of or pursuant to the applicable trust conditions are satisfied, the foundation shall grant power of attorney to the depositary receipt holders concerned to exercise at their discretion the voting rights attaching to shares held by the foundation.

3. Voting rights on shares held by the foundation for the purposes of management in respect of which the depositary receipt holder (i) has not requested a power of attorney to exercise voting rights, (ii) has requested such power of attorney but is not present or represented at a General Meeting of Shareholders and (iii) has not issued voting instructions to the foundation, all as defined in the trust conditions, shall be exercised by the foundation at a General Meeting of Shareholders of the company (a `General Meeting') in accordance with provisions of paragraph 1. The provisions of the preceding sentence shall be applicable mutatis mutandis to the exercise of voting rights on shares by the foundation as proxy of a shareholder if the shareholder concerned has issued no voting instructions when granting the power of attorney.

Trust conditions.

Article 5.

1. The shares referred to in Article 3 shall be administered and the rights attaching thereto shall be exercised with due observance of the applicable trust conditions.

2. The foundation may not encumber the shares which it holds nor dispose of them other than in exchange for depositary receipts which it has issued, on transfer of the administration of shares to a successor designated by the Executive Board of the company or after termination of its administration of the shares in accordance with the provisions of the trust conditions.

Executive Committee.

Article 6.

1.       The foundation shall be managed by an Executive Committee.

2. Only natural persons may be members of the Executive Committee of the foundation.

3. The number of members of the Executive Committee shall be determined by the Executive Committee, with a minimum of three and a maximum of seven.

Appointment.

Article 7.

1. Members of the Executive Committee shall be appointed by the Executive Committee of the foundation itself.

2.       The following shall not be appointed to the Executive Committee:

         a. a member of the Executive Board or Supervisory Board of the company and/or its subsidiaries;

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         b.       a spouse or relative by blood or marriage up to the fourth remove of a member of the Executive Board or Supervisory Board of the company and/or its subsidiaries;

         c.       an employee of the company and/or its subsidiaries;

         d. a permanent adviser to the company, including an expert as referred to in Section 393 of Book 2 of the Netherlands Civil Code, or the civil-law notary or lawyer engaged by the company;

         e. a former member of the Executive Board or Supervisory Board or a former employee of the company and/or its subsidiaries;

         f. a former permanent adviser to the company as referred to in d. above, but only during for the first three years after termination of his engagement as adviser;

         g. a director or employee of a bank with which the company has a lasting and significant relationship.

3. When a member of the Executive Committee is due to retire by rotation, a successor shall be appointed by the time the vacancy arises. In all other cases in which a vacancy arises on the Executive Committee, it shall be filled within two months if possible.

4. The members of the Executive Committee shall be appointed for a term of three years. Upon retirement, a member of the Executive Committee shall be eligible for immediate reappointment.

5. A person who is appointed to fill an interim vacancy in accordance with this article shall hold office for his predecessor's remaining term.

6. A person who has reached the age of seventy may not be appointed a member of the Executive Committee.

7. For the purposes of this article, `appoint' shall also be taken to mean `reappoint'.

8. The foundation shall announce the proposed appointment of a member of the Executive Committee at least thirty days before the date of the proposed appointment in a national daily newspaper and in the Official List or an official publication substituted for it pursuant to a resolution of Euronext Amsterdam N.V.

Vacation of office.

Article 8.

Without prejudice to the statutory provisions, a member of the Executive Committee shall cease to hold office:

a.       upon death;

b.       upon resignation or retirement by rotation;

c. upon being declared bankrupt, applying for moratorium, being placed under guardianship or otherwise ceasing to have full control of his property;

d.       upon falling within the scope of one of the categories referred to in
         Article 7, paragraph 2;

e. if and when a majority of the other members express the view in writing that a member holds an office outside the foundation of which the discharge is or may be in conflict with the interests which the foundation is required to safeguard pursuant to Article 4, paragraph 1;

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f.       upon expiry of the term for which he has been appointed pursuant to
         Article 7, paragraph 6;

g. on the first day of the month following the month in which he reaches the age of seventy.

Organisation of the Executive Committee.

Article 9.

1. The Executive Committee shall appoint one of the members as chairman. In the absence of the chairman, the meeting shall be presided over by the oldest member present.

2. The Executive Committee shall appoint a secretary, from among its members or from outside, who shall be responsible for keeping the minutes of the meeting. In the absence of the secretary, the minutes shall be kept by a person appointed for that purpose at the meeting.

3. Meetings of the Executive Committee shall be held whenever requested by a member of the Executive Committee and, if the foundation holds shares in the capital of the company, in all cases immediately after receipt of notice of a General Meeting of Shareholders of the company. Meetings shall be held at a time and place to be determined by the chairman of the Executive Committee. Meetings shall be convened by letter, telegram, telex, fax or e-mail or other electronic medium. Notice of meetings shall be sent to each member, stating the venue and time of the meeting and the business to be transacted. Notice of meetings shall be given not later than the eighth day before that of the meeting. In urgent cases, however, such at the discretion of the person convening the meeting, notice may be given not later than twenty-four hours before the time of the meeting. Agenda items which were not included in the notice of meeting may be considered only if all the members of the Executive Committee are present or represented and with their unanimous approval.

4. The Executive Committee of the foundation shall meet with the Executive Board and Supervisory Board of the company at least twice per year.

5. Without prejudice to the provisions of paragraph 9 of this article, valid resolutions may only be adopted if all members have been given notice in accordance with the above provisions, save that a valid resolution may be adopted, even if the procedure for convening meetings has not been complied with, at a meeting at which all the members of the Executive Committee are present or represented, provided the resolution is passed unanimously.

         An Executive Committee member may be represented at a meeting by a fellow member holding a written power of attorney. For the purposes of the preceding sentence, `written' shall include by telegram, telex, fax or e-mail or other electronic medium.

6. An Executive Committee member may participate in a meeting of the Executive Committee by telephone, including videoconferencing, provided the member is able at all times to hear and be heard by the other Executive Committee members participating in the meeting. In all such cases, the Executive Committee member shall be deemed to be present at the meeting in person and shall be allowed to vote at and participate in the meeting in all respects as if he were

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         attending the meeting in person. The Executive Board may hold meetings by telephone, including videoconferencing, provided all the Executive Committee members participating in the meeting are able to hear one another at all times.

7. Resolutions of the Executive Committee shall require an absolute majority of the votes cast. Blank and invalid votes shall be deemed not to have been cast. In the event of a tied vote in a meeting of the Executive Committee, the resolution shall be deemed to have been defeated.

8.       Each member of the Executive Committee shall have one vote.

9. The minutes of a meeting shall be adopted and signed in witness of adoption by the chairman and secretary of the meeting or adopted by a subsequent meeting and signed in witness of adoption by the chairman and secretary of that subsequent meeting.

10. Resolutions of the Executive Committee may be adopted without holding a meeting, if all the members vote in favour of the motion in writing, including by telegram, telex, fax or e-mail or other electronic medium. Documentary evidence of the adoption of such a resolution shall be kept with the minute book.

11. The remaining members of the Executive Committee shall continue to constitute a competent body while one or more vacancies exist on the Executive Committee.

Representation.

Article 10.

1. The foundation shall be represented by the Executive Committee or by two members acting jointly.

2. The foundation may authorise a member of the Executive Committee or a third party by written power of attorney to represent it. For the purposes of the preceding sentence, `written' shall include by telegram, telex, fax or e-mail or other electronic medium.

Delegation.

Article 11.

The foundation may delegate the activities associated with the administration of the shares, except for the exercise of voting rights, to a trust office (administratiekantoor) duly authorised by it for that purpose. The title of `administrator' may be conferred upon such trust office.

Financial year. Balance sheet and statement of income and expenditure.

Article 12.

1. The financial year shall be concurrent with the company's financial year.

2. The Executive Committee shall keep such records of the foundation's financial position and all matters relating to its activities, in compliance with the requirements arising out of those activities, and shall keep the relevant records, documents and other data carriers in such a way as to enable the foundation's rights and obligations to be ascertained at all times.

3. Without prejudice to the statutory provisions, the Executive Committee shall prepare the foundation's balance sheet and statement of income and expenditure within six months of the end of each financial year.

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4.       The Executive Committee shall provide the company with copies of the documents referred to in paragraph 3.

5. The Executive Committee shall keep the records, documents and other data carriers referred to in paragraphs 2 and 3 for the period prescribed by law.

Amendment of the Constitution. Liquidation.

Article 13.

1. The Executive Committee shall be authorised to amend this Constitution and wind up the foundation.

2. A resolution to amend this Constitution or wind up the foundation may only be adopted at a meeting of the Executive Committee at which all the members are present or represented.

3. A resolution to amend this Constitution or wind up the foundation shall require the prior approval of the company and of Euronext Amsterdam N.V., a public limited company with its registered office in Amsterdam.

4. Amendment of this Constitution shall be effected by notarial deed. Each member of the Executive Committee acting individually shall be authorised to cause such a deed to be executed.

5. A resolution to wind up the foundation may not be adopted until title to the shares acquired by the foundation for the purposes of management has been transferred to the depositary receipt holders on grounds of termination of management, thereby cancelling the depositary receipts, or title to the shares has been transferred, again for the purposes of management, to the successor referred to in Article 5, paragraph 2, which shall then assume the foundation's obligations to depositary receipt holders.

6. If the foundation is wound up, the liquidation shall be conducted by the Executive Committee. Any liquidation proceeds shall be donated to a charitable or social cause to be determined by the liquidators.

7. After completion of the liquidation, the foundation's books and documents shall be retained for the period prescribed by law by a person appointed by the Executive Committee for that purpose.